WARRANT AGREEMENT

This Warrant Agreement (the “Agreement”) made as of April 16, 2007, between Handheld Entertainment, Inc., a Delaware corporation, with offices at 539 Bryant Street, Suite 403, San Francisco, California 94107 (“Company”), and American Stock Transfer & Trust Company, a New York corporation, with offices at 59 Maiden Lane, Plaza Level, New York, NY 10038 (“Warrant Agent”).
WHEREAS, the Company has determined to register on behalf of certain selling security holders 957,500 warrants (the “Warrants”), each of such Warrants evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for $2.80, subject to adjustment as described herein; and
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3, (File No. 333-140332) (the “Registration Statement”), which Registration Statement was declared effective by the SEC on April 13, 2007 (the “Effective Date”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants; and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, regis-tration, transfer, exchange, redemption and exercise of the Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2. Warrants.
2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and may have such letters, numbers or other marks of identification or designation and such legends summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed. Each Warrant shall be dated the date of issuance thereof and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof. After countersignature by the Warrant Agent, each Warrant shall be delivered by the Warrant Agent to the Registered Holder (as defined herein) without further action by the Company, except as otherwise provide herein.
2.3. Registration.
2.3.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denom-inations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
3. Terms and Exercise of Warrants.
3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $2.80 per share, subject to the adjustments provided in Section 4 hereof (the “Warrant Price”).

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing the date hereof and terminating at 5:00 p.m., New York City time on January 17, 2012 (the “Expiration Date”), provided that if either such date shall in The State of New York be a holiday or a day on which banks are authorized to close, then 5:00PM New York City time, on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.
3.3. Exercise of Warrants.
3.3.1. Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised in whole or in part so long as any exercise in part hereof would not involve the issuance of fractional shares of Common Stock by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the form of exercise, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

3.3.2. Issuance of Certificates. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of any Warrant and upon clearance of the funds in payment of the Warrant Price shall notify the Company in writing, by mail or telecopy of the exercise of the Warrant. Promptly following, and in any event within three days of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the transfer agent for the Common Stock a certificate or certificates for the number of full shares of Common Stock to the person or persons entitled to receive the same, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.
3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
3.3.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.
4.1. Recapitalization, Reclassification and Succession. If any recapitalization of the Company or reclassification of its Common Stock or any merger or consolidation of the Company into or with a Person (as defined herein), or the sale or transfer of all or substantially all of the Company’s assets or of any successor corporation’s assets to any Person (any such Person being included within the meaning of the term “successor corporation”) shall be effected, at any time while any of the Warrants remain outstanding and unexpired, then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby the Warrant holders thereafter shall have the right to receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of the rights represented thereby, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the exercise of the Warrants had such recapitalization, reclassification, merger, consolidation, sale or transfer not taken place, and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation. “Person” shall mean any corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, unincorporated organization, or any other entity.
4.2. Subdivision or Combination of Shares. If after the date hereof, the Company shall subdivide or combine its Common Stock, the number of shares of Common Stock issuable upon exercise of each Warrant and the Warrant Price shall be proportionately adjusted.
4.3. Stock Dividends and Distributions. If after the date hereof, the Company shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then (i) the Warrant Price shall be adjusted in accordance with Section 4.5 and (ii) the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted to the number of shares of Common Stock that such Warrant holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

4.4. Stock and Rights Offering to Stockholders. If the Company shall at any time after the date hereof, distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year’s or prior year’s earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in the immediately preceding paragraph) (any of the foregoing being hereinafter in this paragraph called the “Securities”), then in each such case, the Company shall reserve shares or other units of such Securities for distribution to the Warrant holders upon exercise of each Warrant so that, in addition to the shares of the Common Stock to which such Warrant holder is entitled, such Warrant holder will receive upon such exercise the amount and kind of such Securities which such Warrant holder would have received if such Warrant holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant.
4.5. Warrant Price Adjustment. Whenever the number of shares of Common Stock issuable upon exercise of each Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of each Warrant shall be adjusted to that price determined by multiplying the Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock purchasable upon exercise of each Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock purchasable upon exercise of each Warrant immediately thereafter.
4.6. Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 4 shall exclude any shares then directly or indirectly held in the treasury of the Company.
4.7. Deferral and Cumulation of De Minimis Adjustments. No adjustment shall be required pursuant to this Section 4 if the amount of any adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

4.8. Duration of Adjustment. Following each computation or readjustment as provided in this Section 4, the new adjusted Warrant Price and number of shares of Common Stock issuable upon exercise of each Warrant shall remain in effect until a further computation or readjustment thereof is required.
4.9. Notice of Record Date. In case:
4.9.1. the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;
4.9.2. of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation with or merger of the Company into another Person, or any conveyance of all or substantially all of the assets of the Company to another Person; or

4.9.3. of any voluntary dissolution, liquidation or winding-up of the Company;
then, and in each such case, the Warrant Agent will mail or cause to be mailed to each Warrant holder hereof at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date therein specified, or if no record date shall have been specified therein, at least twenty (20) days prior to the date of such action, provided, however, failure to provide any such notice shall not affect the validity of such transaction.
4.10. Certificate of Adjustment. Whenever any adjustment shall be made pursuant to Section 4 hereof, the Company shall promptly make a certificate setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Warrant holders and to the Warrant Agent.
4.11. Form of Warrant. The Warrant Certificate need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.
5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and there-upon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a warrant.
5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6. Other Provisions Relating to Rights of Holders of Warrants.
6.1. No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive divi-dends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
6.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
6.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4. Registration of Common Stock.
6.4.1. The Company shall maintain the effectiveness of the Registration Statement from the Effective Date until 18 months after that date, and it shall take such other action as is necessary to qualify for sale, the Warrants and the Common Stock issuable upon exercise of the Warrants; provided, however, that, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Warrant Agent in writing of the existence of a Potential Material Event (as defined below), the Warrant Agent shall stop all transfers of, or other transactions involving, the Warrants and the Shares of Common Stock issuable upon exercise of the Warrants from the time of the giving of notice with respect to a Potential Material Event until the Company notifies the Warrant Agent that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, further that, the Company may not stop transfer of the Warrants or the shares of Common Stock issuable upon exercise of the Warrants pursuant to this Section 6.4 for more than 45 days in the aggregate. Notwithstanding the foregoing, the Warrant Agent shall be under no obligation to allow transfer of the Warrants or the shares of Common Stock issuable upon exercise of the Warrants in the absence of an effective registration statement or an exemption from registration under the Act. No provision of this Section 6.4 shall prevent the Holders from exercising the Warrants pursuant to Section 3.3 hereof in the event that Company gives notice to the Warrant Agent with respect to a Potential Material Event. “Potential Material Event” means the possession by the Company of material information regarding a potential transaction not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the board of directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company.
6.5. Price Protection. Until July 17, 2007, the Company shall not issue any warrants or options to purchase shares of capital stock of the Company having an exercise price lower than $3.50 per share, except for issuances to employees or service providers in the Company’s normal course of business.

6.6. Maximum Exercise. No Warrant holder shall be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such Warrant holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of each Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by such Warrant holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Warrant holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Warrant holder to the Company to increase such percentage to up to 9.99%, but not in excess of 9.99%.
7. Concerning the Warrant Agent and Other Matters.
7.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be im-posed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.
7.2. Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appoint-ment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent here-under; and upon request of any successor Warrant Agent the Company shall make, exe-cute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
7.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
7.3. Fees and Expenses of Warrant Agent.
7.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reim-burse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
7.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reason-ably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
7.4. Liability of Warrant Agent.
7.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or estab-lished by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful mis-conduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful miscon-duct, or bad faith.
7.4.3. Exclusions. The Warrant Agent shall have no respons-ibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any represen-tation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.
7.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and condi-tions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8. Miscellaneous Provisions.
8.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
8.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Handheld Entertainment, Inc.
539 Bryant Street, Suite 403
San Francisco, California 94107
Attn: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, New York 10038
Attn: Compliance Department

with a copy in each case to:

Haynes and Boone, LLP
153 East 53rd Street
Suite 4900
New York, New York 10022
Attn: Harvey J. Kesner, Esq.

and

Grushko & Mittman, P.C.
551 Fifth Avenue
Suite 1601
New York, New York 10176
Attn: Edward M. Grushko, Esq.

8.3. Applicable law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
8.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties here-to and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

8.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reason-able times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.
8.6. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
8.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the inter-pretation thereof.
8.8. Amendments. This Agreement may not be altered, amended, or modified, nor may any provision hereof be waived except in a written instrument signed by the Company and the Warrant Agent.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	HANDHELD ENTERTAINMENT, INC.

	By:	/s/ William J. Bush
Name: William J. Bush
Title: Chief Financial Officer

Attest:	AMERICAN STOCK TRANSFER & TRUST COMPANY

	By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President